Exhibit 99.1

Endurance International Group Reports 2017 Second Quarter Results

•	GAAP revenue of $292.3 million

•	Net loss of $35.4 million

•	Adjusted EBITDA of $82.5 million

•	Cash flow from operations of $48.7 million

•	Free cash flow of $36.8 million

•	Total subscribers on platform were approximately 5.217 million at June 30, 2017

BURLINGTON, MA (August 1, 2017) — Endurance International Group Holdings, Inc. (NASDAQ: EIGI), a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online, today reported financial results for its second quarter ended June 30, 2017.

“Our second quarter performance reflected our continued drive toward meeting our 2017 operational and strategic goals,” commented Hari Ravichandran, chief executive officer and founder of Endurance International Group. “We are pleased with our overall results. Performance in our web presence segment was in-line with expectations while we focused on targeting high-value hosting subscribers. Constant Contact demonstrated steady revenue growth and margin expansion. Our year to date performance, along with our outlook for the remainder of the year, have reinforced our belief that our plans for 2017 are setting a strong foundation, and positioning us for profitable growth and strong cash flows in future years.”

Second Quarter 2017 Financial Highlights

•	Revenue for the second quarter of 2017 was $292.3 million, an increase of one percent compared to $290.7 million for the second quarter of 2016. Revenue for the second quarter of 2017 includes a contribution of $99.1 million from Constant Contact, as compared to a contribution of $94.7 million for the second quarter of 2016.

•	Net loss for the second quarter of 2017 was $35.4 million compared to net loss of $33.4 million for the second quarter of 2016.

•	Net loss attributable to Endurance International Group Holdings, Inc. for the second quarter of 2017 was $39.1 million, or $(0.29) per diluted share, compared to net loss of $28.0 million, or $(0.21) per diluted share, for the second quarter of 2016.

•	Adjusted EBITDA for the second quarter of 2017 was $82.5 million, an increase of 7 percent compared to $76.9 million for the second quarter of 2016.

•	Cash flow from operations for the second quarter of 2017 was $48.7 million, a decrease of 9 percent compared to $53.8 million for the second quarter of 2016.

•	Free cash flow, defined as cash flow from operations less capital expenditures and capital lease obligations, for the second quarter of 2017 was $36.8 million compared to $41.6 million for the second quarter of 2016.

Second Quarter Operating Highlights

•	Total subscribers on platform at June 30, 2017 were approximately 5.217 million, compared to approximately 5.480 million subscribers at June 30, 2016 and 5.304 million subscribers at March 31, 2017. See “Total Subscribers” below.

•	Average revenue per subscriber, or ARPS, for the second quarter of 2017 was $18.52, compared to $17.74 for the second quarter of 2016 and $18.43 for the first quarter of 2017. Excluding the impact of Constant Contact, ARPS for the second quarter of 2017 was $13.62, compared to $13.32 for the second quarter of 2016 and $13.71 for the first quarter of 2017. See “Average Revenue Per Subscriber” below.

Fiscal 2017 Guidance

The company is updating its guidance for revenue, adjusted EBITDA, and free cash flow. Expectations for revenue and adjusted EBITDA have increased by approximately $8 million and $6 million, respectively, from the midpoint of prior guidance provided on May 2, 2017. In addition, as the company accelerates streamlining of its operations and focuses on a narrower set of strategic brands, it expects restructuring expenses to increase by approximately $10 million as compared to those reflected in prior guidance. As a result, expectations for free cash flow have been reduced by approximately $10 million, reflecting the net impact of higher restructuring costs, lower change in deferred revenue, and lower cash interest expense post refinancing. The streamlining of the company’s cost structure and lower annualized cash interest expense due to the June 2017 refinancing of its term loan is expected to be accretive to free cash flow in 2018.

As of the date of this release, August 1, 2017, for the full year ending December 31, 2017, the company expects:

	2016 Actual as Reported	Previous Guidance (as of May 2, 2017)	Updated Guidance (as of August 1, 2017)*
GAAP revenue	$1.111 billion	4 - 5% increase	5 - 5.5% increase
Adjusted EBITDA	$288 million	12 - 14% increase	14 - 16% increase
Free cash flow	$112 million	~35% increase	~25% increase

Adjusted EBITDA and free cash flow are non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to their most comparable measure calculated in accordance with GAAP is provided in the financial statement tables included at the end of this press release.

*	Percentage increases shown in the “Guidance” column represent percentage increases over 2016 figures shown in the “Actual as Reported” column.

Conference Call and Webcast Information

Endurance International Group’s second quarter 2017 financial results teleconference and webcast is scheduled to begin at 8:00 a.m. EDT on Tuesday, August 1, 2017. To participate on the live call, analysts and investors should dial (888) 734-0328 at least ten minutes prior to the call. Endurance International Group will also offer a live and archived webcast of the conference call, accessible from the Investor Relations section of the company’s website at http://ir.endurance.com.

Non-GAAP Financial Measures

In addition to our financial information presented in accordance with GAAP, we use adjusted EBITDA and free cash flow, which are non-GAAP financial measures, to evaluate the operating and financial performance of our business, identify trends affecting our business, develop projections and make strategic business decisions. A non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that excludes amounts that are included in the most directly comparable measure calculated and presented in accordance with GAAP or includes amounts that are excluded from the most directly comparable measure calculated and presented in accordance with GAAP.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and exclude expenses that may have a material impact on our reported financial results. For example, adjusted EBITDA excludes interest expense, which has been and will continue to be for the foreseeable future a significant recurring expense in our business. The presentation of non-GAAP financial information is not meant to be considered in isolation from, or as a substitute for, the most directly comparable financial measures prepared in accordance with GAAP. We urge you to review the additional information about adjusted EBITDA and free cash flow shown below, including the reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net (loss) income, excluding the impact of interest expense (net), income tax expense (benefit), depreciation, amortization of other intangible assets, stock-based compensation, restructuring expenses, transaction expenses and charges, (gain) loss of unconsolidated entities, and impairment of other long-lived assets. We view adjusted EBITDA as a performance measure and believe it helps investors evaluate and compare our core operating performance from period to period.

Free Cash Flow, or FCF, is a non-GAAP financial measure that we calculate as cash flow from operations less capital expenditures and capital lease obligations. We believe that FCF provides investors with an indicator of our ability to generate positive cash flows after meeting our obligations with regard to capital expenditures (including capital lease obligations).

Key Operating Metrics

Total Subscribers - We define total subscribers as the approximate number of subscribers that, as of the end of a period, are identified as subscribing directly to our products on a paid basis, excluding accounts that access our solutions via resellers or that purchase only domain names from us. Subscribers of more than one brand, and subscribers with more than one distinct billing relationship or subscription with us, are counted as separate subscribers. Total subscribers for a period reflects adjustments to add or subtract subscribers as we integrate acquisitions and/or are otherwise able to identify subscribers that meet, or do not meet, this definition of total subscribers. In the second quarter of 2017, these adjustments had a net negative impact of approximately 4,438 subscribers on our total subscriber count.

Average Revenue Per Subscriber (ARPS) - We calculate ARPS as the amount of revenue we recognize in a period, including marketing development funds and other revenue not received from subscribers, divided by the average of the number of total subscribers at the beginning of the period and at the end of the period, which we refer to as average subscribers for the period, divided by the number of months in the period. See definition of “Total Subscribers” above. We believe ARPS is an indicator of our ability to optimize our mix of products and services and pricing and sell products and services to new and existing subscribers. ARPS does not represent an exact measure of the average amount a subscriber spends with us each month, since our calculation of ARPS is impacted by revenues generated by non-subscribers.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning our updated financial guidance for fiscal year 2017, our belief that our year to date results and outlook for the remainder of the year position us for profitable growth and strong cash flow in future years, our expectations regarding restructuring expenses, changes in deferred revenue and interest expense for the remainder of the year, our belief that our cost streamlining efforts will be accretive to free cash flow in 2018, and our expected financial and operational performance in general. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “believes,” “estimates,” “may,” “continue,” “positions,” “confident,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: that we will be unable to successfully enhance the customer product and service experience and improve customer satisfaction and retention through operational and infrastructure improvements; that the senior management transition we are undergoing (including the transition of our chief executive officer) will have an adverse impact on our business; that we will encounter difficulties or delays in our efforts to build brand awareness of our key brands; that we will be unable to drive revenue growth by increasing ARPS through cross-selling and other product-related initiatives; that we will continue to experience decreases in our subscriber base; an adverse impact on our business from litigation or regulatory proceedings; an adverse impact on our business from our substantial indebtedness and the cost of servicing our debt; the rate of growth of the Small and Medium Business (“SMB”) market for our solutions; our inability to increase sales to our existing subscribers, or retain our existing subscribers; system or Internet failures; our inability to maintain or improve our competitive position or market share; and other risks set forth under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended March 31, 2017 filed with the SEC on May 9, 2017 and other reports we file with the SEC.

We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

About Endurance International Group

Endurance International Group Holdings, Inc. (NASDAQ: EIGI) (em)Powers millions of small businesses worldwide with products and technology to vitalize their online web presence, email marketing, mobile business solutions, and more. The Endurance family of brands includes: Constant Contact, Bluehost, HostGator, iPage, Domain.com, BigRock, SiteBuilder and SinglePlatform, among others. Headquartered in Burlington, Massachusetts, Endurance employs approximately 4,000 people across the United States, Brazil, India and the Netherlands. For more information, visit: www.endurance.com.

Endurance International Group and the compass logo are trademarks of The Endurance International Group, Inc. Constant Contact, the Constant Contact logo and other brand names of Endurance International Group are trademarks of The Endurance International Group, Inc. or its subsidiaries.

Investor Contact:

Angela White

Endurance International Group

(781) 852-3450

ir@endurance.com

Press Contact:

Kristen Andrews

Endurance International Group

(781) 482-7038

press@endurance.com

Endurance International Group Holdings, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	December 31, 2016	June 30, 2017
Assets
Current assets:
Cash and cash equivalents	$53,596	$81,409
Restricted cash	3,302	3,401
Accounts receivable	13,088	11,664
Prepaid domain name registry fees	55,444	56,710
Prepaid expenses and other current assets	28,678	28,844

Total current assets	154,108	182,028
Property and equipment—net	95,272	94,625
Goodwill	1,859,909	1,861,608
Other intangible assets—net	612,057	544,990
Deferred financing costs	4,932	4,089
Investments	15,857	15,846
Prepaid domain name registry fees, net of current portion	10,429	10,789
Other assets	3,710	2,504

Total assets	$2,756,274	$2,716,479

Liabilities, redeemable non-controlling interest and stockholders’ equity
Current liabilities:
Accounts payable	$16,074	$12,841
Accrued expenses	67,722	75,088
Accrued interest	27,246	20,088
Deferred revenue	355,190	369,825
Current portion of notes payable	35,700	33,945
Current portion of capital lease obligations	6,690	4,481
Deferred consideration—short term	5,273	4,250
Other current liabilities	2,890	2,947

Total current liabilities	516,785	523,465
Long-term deferred revenue	89,200	91,256
Notes payable—long term, net of original issue discounts of $25,853 and $27,939 and deferred financing costs of $43,342 and $40,622 respectively	1,951,280	1,936,258
Capital lease obligations—long term	512	1,537
Deferred tax liability	39,943	44,060
Deferred consideration—long term	7,444	3,437
Other liabilities	8,974	9,862

Total liabilities	2,614,138	2,609,875

Redeemable non-controlling interest	17,753	25,000
Commitments and contingencies (Note 17)
Stockholders’ equity:
Preferred Stock—par value $0.0001; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock—par value $0.0001; 500,000,000 shares authorized; 134,793,857 and 137,503,270 shares issued at December 31, 2016 and June 30, 2017, respectively; 134,793,857 and 137,503,270 outstanding at December 31, 2016 and June 30, 2017, respectively	14	14
Additional paid-in capital	868,228	898,445
Accumulated other comprehensive loss	(3,666)	(2,144)
Accumulated deficit	(740,193)	(814,711)

Total stockholders’ equity	124,383	81,604

Total liabilities, redeemable non-controlling interest and stockholders’ equity	$2,756,274	$2,716,479

Endurance International Group Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2017	2016	2017
Revenue	$290,713	$292,258	$527,826	$587,395
Cost of revenue	153,077	146,583	289,553	295,332

Gross profit	137,636	145,675	238,273	292,063

Operating expense:
Sales and marketing	80,309	72,106	159,603	144,878
Engineering and development	27,687	20,149	43,942	40,511
General and administrative	34,830	40,580	75,109	79,660
Transactions expenses	978	193	32,098	773

Total operating expense	143,804	133,028	310,752	265,822

Income (loss) from operations	(6,168)	12,647	(72,479)	26,241

Other income (expense):
Other income	—	—	11,410	—
Interest income	142	185	276	303
Interest expense	(40,994)	(45,658)	(71,365)	(85,174)

Total other expense—net	(40,852)	(45,473)	(59,679)	(84,871)

Loss before income taxes and equity earnings of unconsolidated entities	(47,020)	(32,826)	(132,158)	(58,630)
Income tax expense (benefit)	(13,931)	2,628	(113,833)	8,402

Loss before equity earnings of unconsolidated entities	(33,089)	(35,454)	(18,325)	(67,032)
Equity loss (income) of unconsolidated entities, net of tax	341	(39)	1,024	(39)

Net loss	$(33,430)	$(35,415)	$(19,349)	$(66,993)

Net (loss) income attributable to non-controlling interest	(5,390)	51	(13,120)	277
Excess accretion of non-controlling interest	—	3,663	—	7,247

Total net (loss) income attributable to non-controlling interest	(5,390)	3,714	(13,120)	7,524

Net loss attributable to Endurance International Group Holdings, Inc.	$(28,040)	$(39,129)	$(6,229)	$(74,517)

Comprehensive income (loss):
Foreign currency translation adjustments	540	1,228	882	1,914
Unrealized loss on cash flow hedge, net of taxes of $(218) and $(192), and $(824) and $(230) for the three and six months ended June 30, 2016 and 2017, respectively	(427)	(176)	(1,938)	(392)

Total comprehensive loss	$(27,927)	$(38,077)	$(7,285)	$(72,995)

Basic net loss per share attributable to Endurance International Group Holdings Inc.	$(0.21)	$(0.29)	$(0.05)	$(0.55)

Diluted net loss per share attributable to Endurance International Group Holdings Inc.	$(0.21)	$(0.29)	$(0.05)	$(0.55)

Weighted-average common shares used in computing net loss per share attributable to Endurance International Group Holdings, Inc.:
Basic	132,566,622	137,295,120	132,736,382	136,124,347

Diluted	132,566,622	137,295,120	132,736,382	136,124,347

Endurance International Group Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2017	2016	2017
Cash flows from operating activities:
Net loss	$(33,430)	$(35,415)	$(19,349)	$(66,993)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	16,760	14,051	29,932	27,162
Amortization of other intangible assets	37,823	34,940	67,697	69,207
Impairment of long lived assets	6,848	—	8,285	—
Amortization of deferred financing costs	1,651	1,786	2,562	3,530
Amortization of net present value of deferred consideration	799	187	1,582	377
Dividend from minority interest	50	50	50	50
Amortization of original issue discounts	823	886	1,272	1,732
Stock-based compensation	15,024	16,245	33,412	29,169
Deferred tax (benefit) expense	(14,259)	906	(117,462)	4,346
(Gain) loss on sale of assets	(224)	97	(225)	(128)
(Gain) loss from unconsolidated entities	341	(39)	(10,386)	(39)
(Gain) loss from change in deferred consideration	—	—	21	—
Financing costs expensed	—	5,487	—	5,487
Loss on early extinguishment of debt	—	992	—	992
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(598)	(1,034)	1,546	1,359
Prepaid expenses and other current assets	787	4,374	(14,886)	(1,343)
Accounts payable and accrued expenses	9,544	4,463	26,517	(9,004)
Deferred revenue	11,904	771	55,047	16,518

Net cash provided by operating activities	53,843	48,747	65,615	82,422

Cash flows from investing activities:
Businesses acquired in purchase transactions, net of cash acquired	(18,180)	—	(899,889)	—
Cash paid for minority investment	(5,000)	—	(5,600)	—
Purchases of property and equipment	(10,821)	(10,037)	(20,961)	(19,295)
Proceeds from sale of assets	252	36	252	287
Purchases of intangible assets	(27)	(1,647)	(27)	(1,680)
(Withdrawals) deposits of principal balances in restricted cash accounts	(31)	244	(768)	(100)

Net cash used in investing activities	(33,807)	(11,404)	(926,993)	(20,788)

Cash flows from financing activities:
Proceeds from issuance of term loan and notes, net of original issue discounts	—	1,693,007	1,056,178	1,693,007
Repayments of term loans	(24,925)	(1,705,736)	(33,850)	(1,714,661)
Proceeds from borrowing of revolver	—	—	16,000	—
Repayment of revolver	—	—	(83,000)	—
Payment of financing costs	(122)	(5,968)	(51,727)	(6,060)
Payment of deferred consideration	—	(4,590)	(707)	(5,408)
Principal payments on capital lease obligations	(1,457)	(1,871)	(2,896)	(3,908)
Capital investment from minority partner	1,000	—	1,000	—
Proceeds from exercise of stock options	735	504	1,328	1,132

Net cash provided by (used in) financing activities	(24,769)	(24,654)	902,326	(35,898)

Net effect of exchange rate on cash and cash equivalents	1,048	(250)	1,614	2,077

Net increase in cash and cash equivalents	(3,685)	12,439	42,562	27,813
Cash and cash equivalents:
Beginning of period	79,277	68,970	33,030	53,596

End of period	$75,592	$81,409	$75,592	$81,409

Supplemental cash flow information:
Interest paid	$27,512	$33,576	$44,171	$80,122
Income taxes paid	$1,480	$1,507	$2,448	$2,459

GAAP to Non-GAAP reconciliation - Adjusted EBITDA

The following table presents a reconciliation of net income (loss) calculated in accordance with GAAP to adjusted EBITDA (all data in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2017	2016	2017
Net income (loss)	$(33,430)	$(35,415)	$(19,349)	$(66,993)
Interest expense, net (1)	40,852	45,473	71,089	84,871
Income tax expense (benefit)	(13,931)	2,628	(113,833)	8,402
Depreciation	16,760	14,051	29,932	27,162
Amortization of other intangible assets	37,823	34,940	67,697	69,207
Stock-based compensation	15,024	16,245	33,412	29,169
Restructuring expenses	5,663	4,468	17,265	10,096
Transaction expenses and charges	978	193	32,098	773
Loss (gain) of unconsolidated entities (2)	341	(39)	(10,386)	(39)
Impairment of other long-lived assets	6,848	—	8,285	—

Adjusted EBITDA	$76,928	$82,544	$116,210	$162,648

(1)	Interest expense includes impact of amortization of deferred financing costs, original issuance discounts and interest income. For the three and six months ended June 30, 2017, it also includes $6.5 million of deferred financing costs and original issuance discounts immediately expensed upon refinancing of our term loan in June 2017.
(2)	The loss (gain) of unconsolidated entities is reported on a net basis for the three and six months ended June 30, 2016. The six months ended June 30, 2016 includes a gain of $11.4 million on our investment in WZ UK Ltd. This gain was generated on January 6, 2016, when we increased our ownership stake in WZ UK Ltd. from 49% to 57.5%, which required a revaluation of our existing investment to its implied fair value. This $11.4 million gain was partially offset by our proportionate shares of net losses from unconsolidated entities of $1.0 million.

GAAP to Non-GAAP reconciliation - Free Cash Flow

The following table reflects the reconciliation of cash flow from operations to free cash flow (“FCF”) (all data in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2017	2016	2017
Cash flow from operations	$53,843	$48,747	$65,615	$82,422
Less:
Capital expenditures and capital lease obligations (1)	(12,278)	(11,908)	(23,857)	(23,203)

Free cash flow	$41,565	$36,839	$41,758	$59,219

(1)	Capital expenditures during the three and six months ended June 30, 2016 includes $1.5 million and $2.9 million, respectively, of principal payments under a three year capital lease for software. Capital expenditures during the three and six months ended June 30, 2017 includes $1.9 million and $3.9 million, respectively, of principal payments under a three year capital lease for software. The remaining balance on the capital lease is $6.0 million as of June 30, 2017.

Average Revenue Per Subscriber - Calculation and Segment Detail

We present our financial results in two segments. Our web presence segment is our historical business before the acquisition of Constant Contact, and includes primarily our web hosting products, domains, website builders and related add-on products. Our email marketing segment consists of the Constant Contact business, including email marketing, event management, survey tools and the SinglePlatform digital storefront service.

The following table presents the calculation of ARPS, on a consolidated basis and by segment (all data in thousands, except ARPS data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2017	2016	2017
Consolidated revenue	$290,713	$292,258	$527,826	$587,395
Consolidated total subscribers	5,480	5,217	5,480	5,217
Consolidated average subscribers for the period	5,463	5,261	5,274	5,294
Consolidated average revenue per subscriber (ARPS)	$17.74	$18.52	$16.68	$18.49
Web presence revenue	196,041	193,172	394,089	390,520
Web presence subscribers	4,929	4,687	4,929	4,687
Web presence average subscribers for the period	4,906	4,727	4,838	4,757
Web presence average revenue per subscriber (ARPS)	$13.32	$13.62	$13.58	$13.68
Email marketing revenue	94,672	99,086	133,737	196,875
Email marketing subscribers	551	530	551	530
Email marketing average subscribers for the period	557	534	436	537
Email marketing average revenue per subscriber (ARPS)	$56.68	$61.88	$51.15	$61.10

The following table presents revenue, gross profit, and a reconciliation by segment of net income (loss) calculated in accordance with GAAP to adjusted EBITDA (all data in thousands):

	Three Months Ended June 30, 2016			Three Months Ended June 30, 2017
	Web presence	Email marketing	Total	Web presence	Email marketing	Total
Revenue	$196,041	$94,672	$290,713	$193,172	$99,086	$292,258
Gross profit	86,666	50,970	137,636	82,552	63,123	145,675
Net income (loss)	(17,461)	(15,969)	(33,430)	$(33,139)	$(2,276)	$(35,415)
Interest expense, net (1)	18,077	22,775	40,852	20,294	25,179	45,473
Income tax expense (benefit)	(4,341)	(9,590)	(13,931)	3,995	(1,367)	2,628
Depreciation	9,098	7,662	16,760	10,525	3,526	14,051
Amortization of other intangible assets	19,768	18,055	37,823	16,375	18,565	34,940
Stock-based compensation	10,429	4,595	15,024	14,345	1,900	16,245
Restructuring expenses	789	4,874	5,663	3,699	769	4,468
Transaction expenses and charges	757	221	978	—	193	193
(Gain) loss of unconsolidated entities (2)	341	—	341	(39)	—	(39)
Impairment of other long-lived assets	6,848	—	6,848	—	—	—

Adjusted EBITDA	$44,305	$32,623	$76,928	$36,055	$46,489	$82,544

	Six Months Ended June 30, 2016			Six Months Ended June 30, 2017
	Web presence	Email marketing	Total	Web presence	Email marketing	Total
Revenue	$394,089	$133,737	$527,826	$390,522	$196,875	$587,397
Gross profit	176,551	61,722	238,273	169,168	122,895	292,063
Net income (loss)	$22,673	$(42,022)	$(19,349)	$(56,766)	$(10,227)	$(66,993)
Interest expense, net (1)	35,093	35,996	71,089	37,173	47,698	84,871
Income tax expense (benefit)	(88,598)	(25,235)	(113,833)	14,544	(6,142)	8,402
Depreciation	18,075	11,857	29,932	19,763	7,399	27,162
Amortization of other intangible assets	39,523	28,174	67,697	32,280	36,927	69,207
Stock-based compensation	25,075	8,337	33,412	25,445	3,724	29,169
Restructuring expenses	960	16,305	17,265	6,036	4,060	10,096
Transaction expenses and charges	31,114	984	32,098	—	773	773
(Gain) loss of unconsolidated entities (2)	(10,386)	—	(10,386)	(39)	—	(39)
Impairment of other long-lived assets	8,285	—	8,285	—	—	—

Adjusted EBITDA	$81,814	$34,396	$116,210	$78,436	$84,212	$162,648

(1)	Interest expense includes impact of amortization of deferred financing costs, original issuance discounts and interest income. For the three and six months ended June 30, 2017, it also includes $6.5 million of deferred financing costs and original issuance discounts immediately expensed upon refinancing of our term loan in June 2017.
(2)	The (gain) loss of unconsolidated entities is reported on a net basis for the three and six months ended June 30, 2016. The six months ended June 30, 2016 includes a gain of $11.4 million on our investment in WZ UK Ltd. This gain was generated on January 6, 2016, when we increased our ownership stake in WZ UK Ltd. from 49% to 57.5%, which required a revaluation of our existing investment to its implied fair value. This $11.4 million gain was partially offset by our proportionate shares of net losses from unconsolidated entities of $1.0 million.

GAAP to Non-GAAP Reconciliation of Fiscal Year 2017 Guidance (as of August 1, 2017) - Adjusted EBITDA

The following table reflects the reconciliation of fiscal year 2017 estimated net loss calculated in accordance with GAAP to fiscal year 2017 guidance for adjusted EBITDA at the midpoint of the guidance range (i.e. assuming a 15% increase over 2016 adjusted EBITDA as reported). All figures shown are approximate.

($ in millions)	Twelve Months Ending December 31, 2017
Estimated net loss	$(103)
Estimated interest expense (net)	156
Estimated income tax expense (benefit)	10
Estimated depreciation	58
Estimated amortization of acquired intangible assets	137
Estimated stock-based compensation	59
Estimated restructuring expenses	15
Estimated transaction expenses and charges	—
Estimated (gain) loss of unconsolidated entities	—
Estimated impairment of other long-lived assets	—

Adjusted EBITDA guidance		$332

GAAP to Non-GAAP Reconciliation of Fiscal Year 2017 Guidance (as of August 1, 2017) - Free Cash Flow

The following table reflects the reconciliation of fiscal year 2017 estimated cash flow from operations calculated in accordance with GAAP to fiscal year 2017 guidance for free cash flow. All figures shown are approximate.

($ in millions)	Twelve Months Ending December 31, 2017
Estimated cash flow from operations	$190
Estimated capital expenditures and capital lease obligations	(50)

Free cash flow guidance		$140